Exhibit 21.1

Subsidiaries of Hi-Crush Partners LP*

Entity	Jurisdiction of Formation

Hi-Crush Operating LLC	Delaware
Hi-Crush Chambers LLC	Delaware
Hi-Crush Railroad LLC	Delaware
Hi-Crush Wyeville LLC	Delaware

*	This Exhibit lists the entities that will be subsidiaries of Hi-Crush Partners LP following the consummation of the transactions contemplated by a contribution agreement we will enter into prior to our initial public offering. A form of such contribution agreement is filed as Exhibit 10.1 to the attached Registration Statement.